FOR IMMEDIATE RELEASE:

American Midstream Provides a Fourth Quarter Update
DENVER, CO –January 2, 2013– American Midstream Partners, LP (NYSE: AMID) provided today an update regarding certain items that affected the fourth quarter 2012, including the impact of Hurricane Isaac and the turnaround of the Bazor Ridge processing plant, among other items as more fully described below.
“We had several exciting developments in the fourth quarter, including the completion of the initial gathering system for Silver Oak in the Woodbine as well as significant progress on other commercial opportunities that we hope to announce soon,” stated Brian Bierbach, President and Chief Executive Officer. “We also had several events during the fourth quarter, mostly one-time and short-term in nature, that will negatively affect our financial results for the quarter. These items are mostly behind us, and we remain enthusiastic about our backlog of expansion opportunities as we head into 2013.”
The items impacting the fourth quarter of 2012 include:

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As previously disclosed, the financial impact of Hurricane Isaac is expected to exceed $2 million, of which approximately $1 million was incurred in the third quarter 2012 and the balance incurred in the fourth quarter. A portion of this amount related to foregone cash flows resulting from production curtailments immediately following the hurricane, and the remainder resulted from costs incurred to repair the damaged assets. The Partnership is insured for named windstorms on the affected assets after a $1 million deductible.

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As previously disclosed, the Partnership completed a scheduled turnaround of its Bazor Ridge processing plant in eastern Mississippi. The turnaround took longer than anticipated as a result of unscheduled repairs and upgrades that slowed the turnaround process but are expected to deliver long-term, improved efficiencies at the plant. The Partnership estimates the financial impact of the turnaround in the fourth quarter was approximately $1 million.

•
As previously disclosed, the Partnership saw a decline in volumes on one of its offshore pipeline systems during the third and fourth quarters as a result of a producer completing work on one of its platforms. The Partnership continues to work with this producer to return volumes to historical levels, although the contract terms may change for a portion of the volumes going forward and a change in contract terms may have a material negative impact on financial results. While the Partnership expects the volumes to return to recent historical levels during the first quarter of 2013, the reduced volumes during the fourth quarter of 2012 resulted in an estimated financial impact of approximately $1 million.

•	During the fourth quarter, the Partnership executed a separation agreement with a former officer of the Partnership that resulted in a one-time charge of approximately $0.5 million.
Also during the fourth quarter, the Partnership obtained a waiver of the leverage covenant on its $200 million credit facility for the quarter ended December 31, 2012.
About American Midstream Partners
Denver-based American Midstream Partners, LP is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, LP visit www.AmericanMidstream.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 19, 2012, as supplemented by our Current Report on Form 8-K filed on November 15, 2012, and our Quarterly Report on Form 10-Q filed on November 14, 2012. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.